Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” in the Prospectus and to the incorporation by reference of our report dated November 21, 2012, on the financial statements of Asset Allocation Fund and Leuthold Core Investment Fund as included in the Annual Report to Shareholders for the year ended September 30, 2012, in this Registration Statement of Leuthold Funds, Inc. on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 14, 2013